SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): December 27, 2005 (December 22, 2005)

WINWIN GAMING, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21566	84-1219819
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

8687 West Sahara, Suite 201, Las Vegas, Nevada 89117
Address of Principal Executive Offices Zip Code

(702) 212-4530
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On September 27, 2005, Win Win Holding Limited, a wholly owned subsidiary of WinWin Gaming, Inc. (the “Company”), entered into an Acquisition Agreement (the “Agreement”) with E-BEAR Digital Software Co., Ltd. (“E-Bear”), a Chinese corporation, pursuant to which E-Bear sold to the Company all of E-Bear’s capital stock in exchange for cash and shares of the Company for an aggregate purchase price of $300,000, of which $150,000 is payable in common stock of the Company. The Company also acquired E-Bear’s tangible assets and intellectual property licensed or published, patents and registrations. The acquisition was subject to the approval of the Chinese Government.

On December 22, 2005 (“Closing”), the Company received a certificate of approval from the Chinese Government allowing the acquisition to be completed. The purchase price is payable in installments as follows: (i) $45,000 in cash is payable 30 days after Closing, (ii) $42,000 in cash is payable 90 days after Closing, and (iii) $21,000 in cash is payable 180 days after Closing. The remaining balance of $42,000 is to be paid upon E-Bear’s attainment of certain revenue milestones in 2006 and 2007.

The value of the stock portion of the purchase price was determined by reference to the market price of the Company’s Common Stock on June 30, 2005 and the RMB and USD exchange rate on same date. On June 30, 2005, the Company’s Common Stock closed at $0.77, and the RMB and USD exchange rate was 8.2765. Therefore, as of the date of the Chinese Government’s approval, the Company became obligated to issue to 188,297 shares of its Common Stock to E-Bear.

The Agreement is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

10.1	Acquisition Agreement, dated September 27, 2005, by and among WinWin Gaming, Inc., E-BEAR Digital Software Co., Ltd. (“E-Bear”) and the Shareholders of E-Bear.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINWIN GAMING, INC.

Date: December 27, 2005	By:	/s/ Larry Goldman,
Larry Goldman, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Acquisition Agreement, dated September 27, 2005, by and among WinWin Gaming, Inc., E-BEAR Digital Software Co., Ltd. (“E-Bear”) and the Shareholders of E-Bear.